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                                                                       Exhibit 6

                    AMENDMENT NO. 1 TO INVESTMENT AGREEMENT

     This Amendment No. 1, dated as of July 12, 1999 (this "Amendment") to the Investment Agreement, dated as of October 30, 1998 (the "Agreement"), is made by and between iMall, Inc., a Nevada corporation (the "Corporation"), and First Data Merchant Services Corporation, a Florida corporation ("Investor").

                                 RECITALS

     WHEREAS, the Corporation and Investor entered into the Agreement pursuant to which, among other things, (i) Investor purchased from the Corporation an aggregate of 2,000,000 shares of common stock of the Corporation, and (ii) the Corporation committed to issue to Investor a warrant for 5,000,000 shares of common stock of the Corporation subject to the satisfaction of certain performance objectives;

     WHEREAS, concurrently with the execution of this Amendment, the Corporation, At Home Corporation, a Delaware corporation ("Parent"), and Shop Nevada, Inc., a Nevada corporation ("Merger Sub"), are entering into an Agreement and Plan of Merger which provides for the merger (the "Merger") of Merger Sub with and into the Corporation; and

     WHEREAS, in connection with the execution of the Merger Agreement, the Corporation and Investor desire to amend certain provisions of the Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

     1. The first sentence of Section 8.1(b) of the Agreement shall be amended and restated to read as follows:

     "If, at any time during the Warrant Term, the Corporation has either (i) 25,000 Subscribers using Electronic Commerce Tools or (ii) 50,000 Subscribers for any product, then the Investor shall be entitled to issuance of the Warrant; provided, however, that the Warrant shall not be issued at any time the Merger Agreement is in full force and effect."

     1. At the Effective Time (as defined in the Merger Agreement), Sections 5.2, 6.1, 6.2, 6.5, 6.6, 6.7, Article VII and Article VIII shall be deleted in their entirety and replaced with the words "Intentionally Omitted."

     2. THE VALIDITY, MEANING AND EFFECT OF THIS AMENDMENT SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THAT STATE.
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     3.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and such counterparts together shall constitute one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment on this 12th day of July, 1999.

                              iMall, Inc.



                              /s/ Richard M. Rosenblatt
                              ---------------------------------
                              By: Richard M. Rosenblatt
                              Title: Chairman and Chief Executive Officer

                              First Data Merchant Services Corporation



                              /s/ Richard E. Aiello
                              ---------------------------------
                              By: Richard E. Aiello
                              Title  Senior Vice President

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